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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Committee
Liberty Media 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-134067) on Form S-8 of the Liberty Media 401(k) Savings Plan of our report dated May 21, 2007, with respect to the statements of net assets available for participant benefits of the Liberty Media 401(k) Savings Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for participant benefits for the years then ended and the related supplemental schedule, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Liberty Media 401(k) Savings Plan.

                                        KPMG LLP

Denver, Colorado
May 21, 2007